DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of May 17, 2019, between Bridge Builder Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), presently consisting of the funds listed in Appendix A (each a “Fund” and collectively the “Funds”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Trust wishes to employ the services of ALPS in connection with the promotion and distribution of the shares of the Trust (the “Shares”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows.

1.	ALPS Appointment and Duties.

(a)

The Trust hereby appoints ALPS to provide the distribution services set forth in this Agreement on Appendix B, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)

ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)

ALPS shall not be entitled to compensation for services provided by ALPS under this Agreement. ALPS may receive compensation or reimbursement of expenses from the Trust’s investment adviser related to its services hereunder or for additional services as may be agreed upon by and between ALPS and the Trust’s investment adviser.

(b)

ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Trust personnel. Other Trust expenses incurred shall be borne by the Trust or the Trust’s investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Trust or their delegate(s) shall determine it advisable to qualify such Shares for sale (including registering the Trust as a broker or dealer or any officer of the Trust as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Trust shares; administration, transfer agency, and custodial expenses; interest; Trust trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trust’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”). The Trust shall not pay any cost of advertising or promoting the sale of Shares, except for payments that may be made pursuant to a distribution and/or shareholder servicing plan adopted by the Trust in accordance with Rule 12b-1 of the 1940 Act.

3.

Documents. The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Agreement and Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Trust reports, and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Sales of Shares.

(a)

The Trust grants to ALPS the right to sell the Shares as agent on behalf of the Trust, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), 1940 Act, and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. ALPS shall have the right to sell, as agent on behalf of the Trust, the Shares covered by the registration statement, prospectus and statement of additional information for the Trust then in effect under the 1933 Act and 1940 Act.

(b)	The rights granted to ALPS shall be exclusive, except that the Trust reserves the right to sell Shares directly to investors on applications received and accepted by the Trust.

(c)

Except as otherwise noted in the Trust’s current prospectus and/or statement of additional information, all Shares sold to investors by ALPS or the Trust will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the Trust’s current prospectus and/or statement of additional information.

(d)

The Trust shall receive the net asset value per Share on all sales. If a fee in connection with shareholder redemptions is in effect, such fee will be paid to the Trust. The net asset value of the Shares will be calculated by the Trust or by another entity on behalf of the Trust. ALPS has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(e)

The Trust reserves the right to suspend sales and ALPS’ authority to process orders for Shares on behalf of the Trust if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(f)

In consideration of these rights granted to ALPS, ALPS agrees to use its best efforts to distribute the Shares. ALPS shall review and file Fund advertising materials with the SEC and/or FINRA to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent ALPS from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. ALPS will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

(g)

ALPS is not authorized by the Trust to give any information or to make any representations other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for ALPS’ use. Consistent with the foregoing, ALPS may prepare and distribute sales literature or other material as it may deem appropriate in consultation with the Trust, provided such sales literature complies with applicable law and regulations.

(h)

The Trust agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). The Trust shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Trust shall furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Shares of the Trust.

(i)

The Trust must notify ALPS in writing of the states in which the Shares may be sold and must notify ALPS in writing of any changes to the information contained in the previous notification. The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states.

(j)

The Trust shall not use the name of ALPS, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Trust in any manner without the prior written consent of ALPS (which shall not be unreasonably withheld); provided, however, that ALPS hereby approves all lawful uses of the names of ALPS and its affiliates in the prospectus and statement of additional information of the Funds and in all other materials which merely refer in accurate terms to its appointment hereunder or which are required by the SEC, FINRA or any state securities authority.

(k)

Neither ALPS nor any of its affiliates shall use the name of the Trust in any publicly disseminated materials, including sales literature, in any manner without the prior consent of the Trust (which shall not be unreasonably withheld); provided, however, that the Trust hereby approves all lawful uses of its name in any required regulatory filings of ALPS which merely refer in accurate terms to the appointment of ALPS hereunder, or which are required by the SEC, FINRA or any state securities authority.

(l)	ALPS will promptly transmit any orders received by it for purchase, redemption, or exchange of the Shares to the Trust’s transfer agent.

(m)

ALPS shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Funds in order to enable the Shares to be traded through FundSERV. ALPS will not be responsible for any operational matters associated with the settlement of Fund transactions through FundSERV or Networking.

(n)

The Trust agrees to issue Shares of the Trust and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the registration statement.

(o)

The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Trust will furnish to ALPS copies of its financial statements and other information that ALPS may reasonably request in connection with ALPS’ performance of due diligence with respect to the services covered by this Agreement.

(p)

At the request of the Trust, ALPS enters into agreements with financial intermediaries in connection with the sale of Fund shares. ALPS will not be obligated to make payments to any such financial intermediaries unless ALPS has received an authorized payment from such applicable Fund, if subject to a distribution plan or other such plan approved by the Trust’s Board of Trustees, and/or the applicable Fund’s investment adviser.

5.

Insurance. During the term of this Agreement, and for a minimum of one (1) year after the expiration or termination of this Agreement for any reason, ALPS shall at all times maintain in full force and effect, with insurance carriers rated A-, VII or better by A.M. Best, or the reasonable equivalent by another reputable rating agency, and duly qualified in those locations where ALPS is based and where any services are to be performed, policies of insurance of the following minimum types and in the following minimum amounts, and any additional insurance required by law or local statutes:

(a)	Fidelity bond and errors and omissions insurance policies adequate to cover its distribution activities hereunder relating to the Trust.

(b)

Worker’s Compensation insurance, or local equivalent, as prescribed by the law of the state or jurisdiction in which the services are performed and Employer’s Liability Insurance with minimum limits of $1,000,000 for accident or disease.

(c)

Commercial General Liability insurance with minimum limits of $1,000,000 per occurrence, $2,000,000 aggregate, including (i) bodily injury (including death); (ii) personal injury; (iii) property damage, including damage arising out of explosion, collapse and/or underground hazard exposure; (iv) products and completed operations exposures; (v) independent contractor’s liability; and (vi) blanket contractual coverage insuring the indemnity provisions set forth herein; and (vii) identity theft liability insurance.

(d)	Professional Liability coverage with limits not less than $10,000,000 in the aggregate.

(e)	Cyber Risk coverage with limits not less than $10,000,000 in the aggregate.

ALPS shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage, and such notification shall include the date and reason(s) for such change.

6.	Right to Receive Advice.

(a)

Advice of the Trust and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Trust or, as applicable, the Trust’s investment adviser, custodian, or other service providers.

(b)

Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust or the Trust’s investment adviser, or ALPS, at the option of ALPS).

(c)

Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel, subject to Section 7 of this Agreement. ALPS will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, ALPS will provide the Trust with a copy of such advice of counsel.

7.	Standard of Care; Limitation of Liability; Indemnification.

(a)

ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence of similarly situated distributors in the performance of its duties under this Agreement, provided that ALPS shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

(b)

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard by ALPS in the performance of its duties, obligations, or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents, and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Trust or the Trust’s investment adviser or custodian or other authorized service providers on behalf of the Trust;

(ii)

any claim that the registration statement, prospectus, statement of additional information, shareholder report, sales literature and advertisements approved for use by the Trust and/or the Trust’s investment adviser or other information filed or made public by the Trust (as from time to time amended) including an untrue statement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the prospectus and statement of additional information, in light of the circumstances under which they were made) not misleading under the 1933 Act, the 1940 Act, or any other statute, regulation, self-regulatory organization rule or applicable common law, except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of ALPS;

(iii)	any wrongful act of the Trust;

(iv)	any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(v)

subject to ALPS’s implementation and maintenance of an effective business continuity plan and procedures as required in the MCASA (as defined in Section 10), losses, delays, failure, errors, or interruption or loss of data occurring by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature, or non-performance by a third party, except for ALPS’s Subcontractors and Third Party Vendors, as those terms are defined in the MCASA;

(vi)	any liability of ALPS resulting from a representation, warranty or covenant made by the Trust to ALPS under this Agreement;

(vii)

any liability of ALPS resulting from a representation, covenant or warranty that ALPS makes, or any indemnification that ALPS provides, on behalf of the Trust or a Fund in an intermediary agreement relating to a Fund;

(viii)

ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to have been genuinely provided by the Trust, the Trust’s investment adviser or their respective officers; or

(ix)	any other act or omission to act which ALPS properly takes in connection with the provision of services to the Trust pursuant to this Agreement.

(c)

ALPS shall indemnify, defend and hold harmless the Trust, the Trust’s investment adviser and their respective officers, trustees, agents, and employees from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following: (1) willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement by ALPS (including its respective officers, directors, agents, and employees); or (2) any untrue statement of a material fact or omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any other statute or under common law, in any registration statement, prospectus, statement of additional information, shareholder report, or other information filed or made public by the Trust (as amended from time to time) to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of ALPS (including its respective officers, directors, agents, and employees).

(d)

Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.

8.

Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

9.

Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Trust. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations and commercially reasonable written policies of the Trust materially relating to ALPS’ role as principal underwriter hereunder as furnished to ALPS by the Trust no later than the date of this Agreement. ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense. ALPS shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. ALPS or its undersigned as defined by Rule 17a-4 of the 1934 Act, shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of ALPS that are associated with the Trust and are required to be maintained under Rule 17a-4 of the 1934 Act and FINRA Rule 3110. Electronic storage media maintained by the Trust will comply with Rule 17a-4 of the 1934 Act.

10.

Confidential and Proprietary Information. As a separate agreement, ALPS and Edward D. Jones & Co., an affiliate of the Trust, have entered into the Master Confidentiality and Security Addendum (“MCASA”), which provides confidentiality, privacy, and information security terms, applicable to this Agreement. ALPS shall comply with the provisions of the MCASA, and further acknowledges and agrees that the provisions of the MCASA shall supplement this Agreement and shall amend any provisions of this Agreement that are less protective of the Trust and the Funds or less restrictive of ALPS. In the event of a conflict between the provisions of the MCASA and this Agreement, the provisions of the MCASA shall control.

11.

Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

On a quarterly basis, ALPS will provide to the Trust a certification in connection with Rule 38a-1 under the 1940 Act. ALPS reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments. ALPS will provide the Trust with such amendments or updates upon reasonable request.

12.	Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)

ALPS has conducted a review of its supervisory controls system and has made available to the Trust the most current report of such review and any updates thereto. Every time ALPS conducts a review of its supervisory control system it will make available to the Trust for inspection a report of such review and any updates thereto. ALPS shall immediately notify the Trust of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ALPS’ business that would affect the business of the Trust or the Trust’s investment adviser.

(f)	It is a broker-dealer registered under the 1934 Act and a FINRA member in good standing and will continue in each capacity under the term of this Agreement.

(g)	It will provide the Trust with all information within its control necessary to complete Trust filing requirements in a timely fashion.

13.	Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)	It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company.

(b)	It is empowered under applicable laws and by its Agreement and Declaration of Trust and Amended and Restated By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)

The registration statement and each Fund’s prospectus and statement of additional information: (i) have been prepared, and all sales literature and advertisements approved by the Trust and/or the Trust’s investment adviser or other materials prepared by or on behalf of the Trust for ALPS’ use (“Sales Materials”) shall be prepared, in all material respects, in conformity with the 1933 Act, the 1940 Act and the rules and regulations of the SEC (collectively, the “Rules and Regulations”) and (ii) contain, and all Sales Materials shall contain, all statements required to be stated therein in accordance with the 1933 Act, the 1940 Act and the Rules and Regulations.

(e)

All statements of fact contained therein, or to be contained in all Sales Materials, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of the registration statement, any Fund’s prospectus or statement of additional information, nor any Sales Materials shall include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of each Fund’s prospectus and statement of additional information in light of the circumstances in which made, not misleading under the Rules and Regulations. The Trust shall, from time to time, file such amendment or amendments to the registration statement and each Fund’s prospectus and statement of additional information as, in the light of future developments, shall, in the opinion of the Trust’s counsel, be necessary in order to have the registration statement and each Fund’s prospectus and statement of additional information at all times contain all material facts required to be stated therein or necessary to make the statements therein, in the case of each Fund’s prospectus or statement of additional information in light of the circumstances in which made, not misleading under the Rules and Regulations. The Trust shall not file any amendment to the registration statement or a Fund’s prospectus or statement of additional information without providing ALPS reasonable notice thereof in advance, provided that nothing in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to the registration statement or a Fund’s prospectus or statement of additional information as the Trust may deem advisable. Notwithstanding the foregoing, the Trust shall not be deemed to make any representation or warranty as to any information or statement provided by ALPS for inclusion in the registration statement or any Fund’s prospectus or statement of additional information.

14.	Consultation Between the Parties. ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional. ALPS shall provide reasonable assistance in connection with any examination or inquiry related to the Trust by a regulatory authority with respect to the records maintained by ALPS on behalf of the Trust.

15.

Anti-Money Laundering. ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from the Trust, ALPS will supply the Trust with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time. ALPS will provide, to the Trust, any Financial Crimes Enforcement Network (FinCEN) request received pursuant to USA Patriot Act Section 314(a), which the Trust may then provide to its transfer agent.

16.

Business Interruption Plan. In addition to any requirements regarding business interruption in the MCASA, ALPS shall maintain in effect a business interruption plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

17.	Duration and Termination of this Agreement.

(a)

Initial Term. This Agreement shall become effective as of the date first written above (“Effective Date”) and shall continue thereafter throughout the period that ends two (2) years after the Effective Date (the “Initial Term”).

(b)

Renewal Term. If not sooner terminated in accordance with subsection (c) below, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant Fund, provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)

This Agreement is terminable at any time without penalty: (a) on sixty (60) days’ written notice by the Trust’s Board of Trustees or by vote of the holders of a majority of the outstanding voting securities of the relevant Funds of the Trust; (b) one hundred eighty (180) days’ written notice by ALPS.

(d)

Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Trust or as otherwise directed by the Trust all records and other documents made or accumulated in the performance of its duties for the Trust hereunder.

18.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).

19.

Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York without giving effect to conflicts of laws principles of such state and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the State of New York and the federal courts located in the City of New York in the Borough of Manhattan. Each party irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

20.

Names. The obligations of the Trust entered into in the name or on behalf thereof by any trustee, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

21.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing. All material amendments to this Agreement must be approved by the Board of

Trustees, including a majority of Trustees who are not interested persons (as defined in the 1940 Act), voting in person at a meeting called for the purpose of voting on the Agreement or material amendments thereto.

22.

Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc. 1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: Steven B. Price, SVP & Director of Distribution Services
Fax: (303) 623-7850

To the Trust:

Bridge Builder Trust 12555 Manchester Road
St. Louis, MO 63131
Attn: General Counsel

24.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.

Severability. If any provision of this Agreement shall be held unlawful, invalid or unenforceable, the legality, invalidity and enforceability of the remaining provisions shall not in any way be affected or impaired.

26.

Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties (including with respect to the service levels described on Appendix C hereto) and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BRIDGE BUILDER TRUST

By:	/s/ Ryan T. Robson
Name:	Ryan T. Robson
Title:	President

ALPS DISTRIBUTORS, INC.

By:	/s/ Steven B. Price
Name:	Steven B. Price
Title:	SVP & Director of Distribution Services

APPENDIX A

LIST OF FUNDS

Bridge Builder Core Bond Fund

Bridge Builder Core Plus Bond Fund

Bridge Builder Municipal Bond Fund

Bridge Builder Large Cap Growth Fund

Bridge Builder Large Cap Value Fund

Bridge Builder Small/Mid Cap Growth Fund

Bridge Builder Small/Mid Cap Value Fund

Bridge Builder International Equity Fund

Bridge Builder Transition Fund

A-1

APPENDIX B

SERVICES

•	Act as legal underwriter/distributor

•	Provide investment company advertising and sales literature review, approval and record maintenance Online submission, review/approval, and real-time status updates through Advertising Review Portal

•	File required materials with FINRA

•	Provide advertising regulatory and disclosure guidance

•	Prepare, update, execute and maintain financial intermediary agreements

•	Online access provided through ALPS intermediary agreement portal

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APPENDIX C

SERVICE LEVELS

Service Levels. ALPS will provide the services identified in the Service Level Schedule (“Schedule”) in a manner that meets or exceeds the parameters identified in the Schedule (“Service Levels”). The Service Levels are cumulative, and are expected to be met in the aggregate, rather in the alternative. A matter will be an incident or deficiency if the standard listed in the “Service Level Agreements” column is not met as measured in the timeframe included in either the “Service Level Agreements” or “Frequency” columns of the Schedule.

Monitoring. ALPS will utilize, measure, and monitor the Service Levels at a level of detail sufficient to verify compliance.

Reporting. On a monthly basis, ALPS will report any deviation from meeting the Service Levels and the status of any outstanding Service Level deficiencies. An incident management process will be used to handle unplanned events and interruptions to services. In the case of a deficiency that may be deemed a material compliance matter pursuant to Rule 38a-1under the Investment Company Act of 1940, ALPS will proactively manage, investigate and, on a quarterly basis, report on (a) the root cause of the deficiency; (b) impact of the deficiency; (c) steps taken in mitigation; and (d) resolution of the deficiency, as applicable, to the Trust and take appropriate preventative measures to mitigate the likelihood that Service Level deficiencies recur.

Escalation. If a material deficiency, or a series of repetitive immaterial deficiencies that could become material in the aggregate, occurs, ALPS shall make appropriate personnel available to the Trust for discussion with the Trust’s Board. The meeting shall be for ALPS to provide a plan to the Trust’s Board, to resolve the issues, together with providing reasonable assurances of ALPS’s ability to perform the services in the manner and within the timeframes required herein.

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